Exhibit 2

                        [Name and Address of Stockholder]

                                                 May 4, 2004


Mr. Li Yungao
Double Unity Investments, Ltd.
c/o 4009 Gloucester Tower
The Landmark 11 Pedder Street
Central Hong Kong


      Re:   Share Lock-Up Agreement

Dear Sirs:

      The undersigned assignee of 272,727 shares (the "Shares") of $.001 par value per share common stock ("Common Stock") of China Autoparts, Inc., a Delaware Corporation (the "Company") from Double Unity Investments, Ltd. ("Double Unity"), as a condition of receipt of the Shares, covenants and agrees as follows:

1. I will agree to any reasonable restriction placed on the Shares, or my sale of the Shares, by Double Unity or the Company, and I will not, without the written consent of Double Unity:

      a. pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of the Shares, or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by me or with respect to which the undersigned has or hereafter acquires the power of disposition, or

      b. enter into any swap or any other agreement or any transaction that transfers the Shares, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, whether any such swap or transaction is to be settled by delivery of the Shares or other securities, in cash or otherwise.

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2. I hereby consent to the placement of a stop transfer order with respect to my
Shares, with the Company or its transfer agent, in order to implement the terms of this Agreement and to the placement of a legend on the Shares indicating that their transfer is subject to this Agreement.

                                          Very truly yours,

                                          [Name]

Agreed to and Accepted:

DOUBLE UNITY INVESTMENTS, LTD.


By:
   -------------------------
      Li Yungao, Chairman